Exhibit 99.1

PDS GAMING CORPORATION REPORTS FINANCIAL RESULTS
FOR THE THIRD QUARTER 2003

Las Vegas, Nevada (November 17, 2003) – PDS Gaming Corporation (Nasdaq: “PDSG”), a company that finances, leases and sells gaming equipment for the casino industry and operates Rocky’s Casino & Sports Bar in Reno, Nevada, today reported its operating results for the third quarter ended September 30, 2003.

For the three months ended September 30, 2003, the Company reported net income of $187,000, or $0.05 per diluted share, compared with a net loss of $324,000, or $0.09 per diluted share, for the three months ended September 30, 2002.  The prior year quarter included a loss from discontinued operations of $348,000, or $0.10 per diluted share.  Revenues from continuing operations were $14.3 million in the third quarter of 2003 and $7.3 million in the third quarter of 2002.  Operating lease rentals increased from $4.0 million in the 2002 quarter to $7.8 million in the 2003 quarter, reflecting higher levels of lease originations consisting primarily of operating leases.  Fee income for the third quarter 2003 increased to $2.0 million compared to $760,000 in the year-earlier quarter.  The Company completed $31.2 million in originations during the third quarter 2003, compared with $7.5 million in the third quarter 2002.

Revenues from equipment sales and sales-type leases increased to $2.7 million for the third quarter of 2003, compared to $672,000 for the year-earlier quarter, due primarily to higher sales of equipment coming off lease.  Interest expense increased by $1.5 million to $3.5 million for the third quarter of 2003, compared to $2.0 million for the year-earlier period, as a result of higher debt levels which financed growth in the portfolio and, to a lesser extent, a higher weighted average cost of funds in the third quarter of 2003.

Casino operations resulted in a pre-tax loss, before depreciation, of $140,000 in the third quarter 2003, compared to a pre-tax loss of $66,000 in the third quarter 2002.  The increased loss reflects the continued weakness of the Reno, Nevada gaming market as well as strong competition from Native American casinos operating in Northern California.

For the nine month period ended September 30, 2003, the Company reported net income of $630,000, or $0.17 per diluted share, compared with a net loss of $2.7 million, or $0.72 per diluted share, for the nine months ended September 30, 2002.  The prior year period included a loss from discontinued operations of $2.2 million, or $0.59 per diluted share.  Revenues from continuing operations were $33.6 million in the first nine months of 2003 compared with $25.6 million in the same period last year.  The higher level of revenues in 2003 is primarily the result of significantly higher operating lease rental revenues and fee income in the current year, partially offset by lower revenues from equipment sales and sales-type leases.  The Company completed $105.3 million in originations in the first nine months of 2003, compared with $37.4 million in the same period of 2002.

Interest expense increased by $2.4 million to $8.1 million for the nine months ended September 30, 2003, compared to $5.7 million for the year-earlier period, as a result of higher debt levels and, to a lesser extent, a higher weighted average cost of funds in the first nine months of 2003.

Casino operations resulted in a pre-tax loss, before depreciation, of $393,000 in the nine months ended September 30, 2003, compared to a pre-tax loss of $630,000 in the first nine months of 2002.  Casino costs in the year-earlier period included one-time pre-opening expenses of $238,000.

PDS Gaming Corporation provides customized finance and leasing solutions to the casino industry in the United States.  The Company also operates Rocky’s Casino & Sports Bar in Reno, Nevada.  PDS Gaming Corporation is headquartered in Las Vegas, Nevada, and its common stock trades on The Nasdaq Stock Market under the symbol “PDSG”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, factors to complete currently anticipated finance and lease transactions, worse than expected results from casino operations, changes in regulation of the gaming industry, continued acceptance of the Company’s products and services in the marketplace, competitive factors, dependence upon third-party vendors, changes in interest rates and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For additional information, please contact:

Peter D. Cleary, President and Chief Operating Officer of PDS Gaming Corporation, at (702) 736-0700

(Financial Highlights Follow)

PDS GAMING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
THREE MONTHS ENDED SEPTEMBER 30,
(Unaudited)

	2003	2002
REVENUES:
Equipment sales and sales-type leases	$2,718,000	$672,000
Operating lease rentals	7,820,000	4,033,000
Finance income	1,410,000	1,292,000
Fee income	2,036,000	760,000
Casino	315,000	591,000
	14,299,000	7,348,000
COSTS AND EXPENSES:
Equipment sales and sales-type leases	2,934,000	652,000
Depreciation on leased equipment	5,533,000	2,757,000
Interest	3,457,000	1,969,000
Casino	455,000	657,000
Selling, general and administrative	1,288,000	1,089,000
Depreciation and amortization on other property	176,000	184,000
Collection and asset impairment provisions	163,000
	14,006,000	7,308,000
Income before income taxes	293,000	40,000
Income taxes	106,000	16,000
Income from continuing operations	187,000	24,000
Discontinued operations		(348,000)
Net income (loss)	$187,000	$(324,000)

Earnings (loss) per share:
Continuing operations - basic and diluted	$0.05	$0.01
Discontinued operations – basic and diluted		(0.10)
Net income (loss) – basic and diluted	0.05	(0.09)

Weighted average shares outstanding:
Basic	3,806,000	3,798,000
Diluted	3,809,000	3,798,000

PDS GAMING CORPORATIOON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
NINE MONTHS ENDED SEPTEMBER 30,
(Unaudited)

	2003	2002
REVENUES:
Equipment sales and sales-type leases	$6,217,000	$9,714,000
Operating lease rentals	19,362,000	9,603,000
Finance income	3,612,000	3,677,000
Fee income	3,679,000	1,143,000
Casino	704,000	1,427,000
	33,574,000	25,564,000
COSTS AND EXPENSES:
Equipment sales and sales-type leases	5,777,000	8,395,000
Depreciation on leased equipment	13,698,000	6,430,000
Interest	8,094,000	5,655,000
Casino	1,097,000	2,057,000
Selling, general and administrative	3,150,000	3,223,000
Depreciation and amortization on other property	555,000	584,000
Collection and asset impairment provisions	218,000	59,000
	32,589,000	26,403,000
Income (loss) before income taxes (benefit)	985,000	(839,000)
Income taxes (benefit)	355,000	(353,000)
Income (loss) from continuing operations	630,000	(486,000)
Discontinued operations		(2,224,000)
Net income (loss)	$630,000	$(2,710,000)

Earnings (loss) per share:
Continuing operations - basic and diluted	$0.17	$(0.13)
Discontinued operations - basic and diluted		(0.59)
Net income (loss) - basic and diluted	0.17	(0.72)

Weighted average shares outstanding:
Basic	3,804,000	3,792,000
Diluted	3,805,000	3,792,000

PDS GAMING CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

	September 30, 2003	December 31, 2002

Cash and restricted cash	$9,795,000	$1,492,000
Notes receivable, net	4,971,000	5,592,000
Equipment under operating leases, net	62,833,000	42,487,000
Direct financing leases, net	31,711,000	26,505,000
Equipment held for sale or lease, net	2,070,000	3,350,000

Notes payable:
Recourse	45,140,000	34,439,000
Non-recourse	50,498,000	25,538,000
Subordinated debt	6,217,000	9,054,000

Shareholders’ equity	8,785,000	8,150,000